EXHIBIT 10.2

FOUNDER HOLDER AGREEMENT

August 2, 2021

VPC Impact Acquisition Holdings II

c/o Victory Park Management, LLC

150 North Riverside Plaza, Suite 5200

Chicago, IL 60606

FinAccel Pte Ltd

36 Carpenter St, 4th floor

Singapore 059915

Re: Founder Holders Transaction Support; Anti-Dilution Waiver and Lock-Up

Ladies and Gentlemen:

Reference is made to that certain Business Combination Agreement, dated as of August 2, 2021 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “BCA”), by and among VPC Impact Acquisition Holdings II, an exempted company incorporated in the Cayman Islands with limited liability (“VIH”), AG1 Holdings, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Holdco”), AG2 Holdings, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Merger Sub”), FinAccel Pte. Ltd., a Singapore private company limited by shares (the “Target Company”), the Shareholders (as defined in the BCA) (collectively, the “Shareholders” and each a “Shareholder”) and with respect to Section 13.18 (Shareholders Representative) thereto, Akshay Garg in his capacity as Shareholders Representative and that certain Investor Rights Agreement, dated as of August 2, 2021 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Investor Rights Agreement”), by and among Holdco, VIH, VPC Impact Acquisition Holdings Sponsor II, LLC, a Delaware limited liability company (“Sponsor”), certain directors of VIH and the Shareholders (or their respective permitted transferees, successors or assigns). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In order to induce VIH, Holdco, Merger Sub, Target Company, the Shareholders and the Shareholders Representative to consummate the transactions contemplated by the BCA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VIH, Sponsor, Kai Schmitz (“Schmitz”), Adrienne Harris (“Harris”), Joseph Lieberman (“Lieberman” and together with Sponsor, Schmitz and Harris, the “Founder Holders”), and John Martin (“Martin”), Gordon Watson (“Watson”), Carly Altieri (“Altieri”) and Brendan Carroll (“Carroll” and together with Martin, Watson, Altieri and the Founder Holders, the “Insiders”), hereby agree to enter into this Founder Holder Agreement (this “Agreement”), and hereby agree as follows:

Section 1 Transaction Support; Agreement to Vote. Each Founder Holder agrees that in connection with VIH seeking shareholder approval of the Business Combination and related transactions contemplated by the BCA, such Founder Holder agrees to vote (or cause to be voted), in person or by proxy, at any meeting of the shareholders of VIH (whether annual or special and whether or not adjourned or postponed), including the VIH Extraordinary General Meeting, however called, and in any action by written consent of the shareholders of VIH, all VIH Ordinary Shares beneficially owned which such Founder Holder has a right to vote or owned of record by such Founder Holder at such time (a) in favor of (i) the adoption and approval of the Business Combination, the BCA and the terms thereof, including the approval of the VIH Merger, (ii) the Proposals set forth in the Proxy Statement and (iii) any other proposal agreed by VIH and the Target Company to be necessary or appropriate to effect the transactions contemplated by the BCA in accordance with applicable Law and stock exchange rules and regulations and (b) against (i) any extraordinary corporate transaction, such as merger, consolidation or other Business Combination involving VIH (other than the VIH Merger or other transactions contemplated by the BCA), (ii) any Business Combination proposal or any reorganization, recapitalization, dissolution or liquidation of VIH, in each case other than the transactions contemplated by the BCA, and (iii) any change in a majority of the board of directors of VIH that is not supported by Sponsor. Sponsor and each other Founder Holder shall (to the extent such Founder Holder holds outstanding VIH Ordinary Shares) appear at such meeting described in the foregoing, in person or by proxy, to be counted as present thereat for purposes of calculating a quorum. Sponsor and each other Founder Holders shall (to the extent such Founder Holder holds outstanding VIH Ordinary Shares) vote against (1) any action, agreement, transaction or proposal that would reasonably be expected to impede, interfere with, delay, postpone, discourage, adversely affect, or result in the failure of the proposed Business Combination and related transactions contemplated by the BCA from being consummated and (2) any action, proposal, agreement or transaction that would reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of VIH in the BCA, in each case of the foregoing clauses (1) and (2) that is proposed to be voted on at any shareholders meeting of VIH and other than the adjournment or postponement of the shareholders meeting in order to obtain a quorum or requisite vote. Notwithstanding anything to the contrary in this Agreement, in no event shall any Founder Holder be required to vote against, abstain (or be prohibited from voting for) or otherwise take any other action against any action, agreement, transaction or proposal if the Target Company has approved such action, agreement, transaction, or proposal to be voted on by the VIH shareholders entitled to vote on such matter.

Section 2 No Redemption. Each Founder Holder agrees that such Founder Holder will waive any and all rights to a VIH Share Redemption or submit any of its VIH Ordinary Shares for redemption and shall not elect to cause VIH to redeem any VIH Ordinary Shares owned or beneficially owned of record by such Founder Holder in connection with the transactions contemplated by the BCA or otherwise.

Section 3 No Transfer. (a) Each Founder Holder agrees not to, directly or indirectly, at any time prior to completion of the Business Combination (i) sell, assign, transfer (including by operation of law), mortgage, charge, pledge, dispose of, permit to exist any material lien with respect to, or otherwise encumber (other liens or encumbrances arising under securities law or the Organizational Documents of VIH) or otherwise agree to do any of the foregoing with respect to any VIH Class B Ordinary Shares held by such Founder Holder, (ii) deposit any VIH Ordinary Shares held by such Founder Holder into a voting trust or enter into a voting agreement or arrangement or arrangement or grant any proxy or power of attorney with respect thereto inconsistent with this Agreement and the BCA and (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition, sale, assignment, transfer (including by operation of law) or other disposition of any VIH Ordinary Shares held by such Founder Holder; provided that the foregoing shall not prohibit the transfer of VIH Ordinary Shares held by such Founder Holder (A) to VIH’s officers or directors, any affiliate or family member of any of VIH’s officers or directors, any members, partners or equityholders of Sponsor or their affiliates, any affiliates of Sponsor, or any employees of such affiliates; (B) in the case of an individual, to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; or (E) pursuant to the VIH Merger (clauses (A) through (E), collectively, the “Permitted Transfers”); provided, however that in the case of clauses (A) through (D), these permitted transferees must enter into a written agreement with VIH agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement.

(b) Each Founder Holder further agrees that, other than in respect of any Permitted Transfer, such Founder Holder will not transfer any VIH Private Warrants (or any VIH Class A Ordinary Shares underlying the VIH Private Warrants) at any time prior to completion of the Business Combination.

Section 4 Exclusivity. Sponsor shall not, and shall cause its controlled Affiliates and the other Insiders not to, in each case involving VIH, directly or indirectly, solicit, initiate, continue, or engage in any discussions or negotiations with, or enter into any agreement with, or encourage or respond to (other than responding to inform any third party of the Insider’s obligation hereunder) any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or commence due diligence with respect to, or otherwise cooperate in any way, with any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares, concerning, relating to, or which is intended or is reasonably likely to give rise to or result in, a Business Combination involving VIH, other than the Business Combination contemplated by the BCA. Sponsor shall, and shall direct its controlled Affiliates and each other Insider to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination proposal involving VIH (other than the Business Combination contemplated by the BCA) to the extent required by the BCA.

Section 5 Anti-Dilution Waiver. Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 11.01 (Conditions to Each Party’s Obligations), 11.02 (Conditions to Obligations of the Target Company, Holdco and Merger Sub) and 11.03 (Conditions to Obligations of VIH) of the BCA, effective immediately prior to and conditioned upon the consummation of the Closing, each Founder Holder waives any and all rights they have or will have and agrees not to assert or perfect under (i) Article 17.3 of the VIH Articles of Association to receive VIH Class A Ordinary Shares in excess of the number issuable at the Initial Conversion Ratio (as defined in the VIH Articles of Association) upon the conversion of the existing VIH Class B Ordinary Shares into VIH Class A Ordinary Shares held by such Founder Holder in connection with the consummation of the transactions contemplated by the BCA, and, as a result, every issued and outstanding VIH Class A Ordinary Shares immediately thereafter (other than shares of VIH that are owned by VIH as treasury shares) will be converted automatically into the right to receive Holdco Class A Ordinary Shares (in the form of Holdco Class A ADSs) (or such equivalent security) upon the consummation of the transactions contemplated by the BCA on a one-for-one basis, or (ii) any other adjustment or anti-dilution protections in connection with the consummation of the transactions contemplated by the BCA.

Section 6 Earnout.

(a) The Founder Holders each agree to collectively subject, on a Pro Rata Basis, one million nine hundred eighteen thousand three hundred eighty five (1,918,385) Class A Equity Shares held by the Founder Holders (the “Founder Holder Earnout Shares”) to restrictions on Transfer and voting in accordance with Section 6(c) (collectively, “Earnout Restrictions”), and to forfeiture in the event such Founder Holder Earnout Shares are not earned in accordance with Section 6(c).

(i) “Pro Rata Basis” means, with respect to each Founder Holder, in accordance with the ratio calculated by dividing (x) the number of Class A Equity Shares held by such Founder Holder as of immediately following the Closing, by (y) the aggregate number of Class A Equity Shares held by all of the Founder Holders as of immediately following the Closing.

(ii) “Class A Equity Shares” has the meaning ascribed to such term in the Investor Rights Agreement.

(iii) “Transfer” has the meaning ascribed to such term in the Investor Rights Agreement.

(iv) “Volume Weighted Average Share Price” has the meaning ascribed to such term in the Investor Rights Agreement.

(v) “Third-Party Purchaser” has the meaning ascribed to such term in the Investor Rights Agreement.

(vi) “Beneficially Own” has the meaning ascribed to such term in the Investor Rights Agreement.

(b) Subject to, and without limiting, the Investor Rights Agreement, the Founder Holders shall not (i) Transfer any of the Founder Holder Earnout Shares or (ii) vote any Founder Holder Earnout Shares, in each case until the date on which the applicable Triggering Event underlying such shares has been satisfied as described in Section 6(c) below.

(c) Fifty percent (50%) of the Founder Holder Earnout Shares shall be earned, and as a result no longer subject to the Earnout Restrictions, if, on or at any time prior to the fifth (5th) anniversary of the Closing Date (the “Founder Holder Earnout Expiration Date”), the Volume Weighted Average Share Price equals or exceeds twelve dollars and fifty cents ($12.50) per share (as equitably adjusted in connection with any share split, share dividend, combination, reclassification or any other similar transaction involving Class A Equity Shares) for any ten (10) trading days within any twenty (20) consecutive trading day period following the Closing (the “First Triggering Event”); provided that, in the event of a liquidation, merger, amalgamation, share exchange, asset sale or other similar transaction of Holdco with a Third-Party Purchaser pursuant to which Holdco’s shareholders receive, or have the right to receive, cash, securities or other property attributing a fair market value of at least twelve dollars and fifty cents ($12.50) to each Holdco Class A Ordinary Share (as agreed in good faith by Sponsor and the board of directors of Holdco), the First Triggering Event shall be deemed to have occurred. All Founder Holder Earnout Shares shall be earned, and as a result no longer subject to the Earnout Restrictions, if, on or at any time prior to the fifth (5th) anniversary of the Closing Date (the “Founder Holder Earnout Expiration Date”), the Volume Weighted Average Share Price equals or exceeds fifteen dollars ($15.00) per share (as equitably adjusted in connection with any share split, share dividend, combination, reclassification or any other similar transaction involving Class A Equity Shares) for any ten (10) trading days within any twenty (20) consecutive trading day period following the Closing (the “Second Triggering Event”, and together with the First Triggering Event, each a “Triggering Event”); provided that, in the event of a liquidation, merger, amalgamation, share exchange, asset sale or other similar transaction of Holdco with a Third-Party Purchaser pursuant to which Holdco’s shareholders receive, or have the right to receive, cash, securities or other property attributing a fair market value of at least fifteen dollars ($15.00) to each Holdco Class A Ordinary Share (as agreed in good faith by Sponsor and the board of directors of Holdco), the Second Triggering Event shall be deemed to have occurred. Any Founder Holder Earnout Shares that are not earned in accordance with this Section 6(c) as of 11:59 p.m. on the Founder Holder Earnout Expiration Date shall thereafter be forfeited to Holdco, and cancelled for no consideration, and the Founder Holders shall not have any rights with respect thereto.

(d) For the avoidance of doubt, no additional shares of Equity Interests of Holdco will be subject to the Earnout Restrictions in this Section 6.

(e) Promptly following the date a Triggering Event is satisfied, Holdco shall cause any restrictive legends relating to the Earnout Restrictions to be removed from certificates or book entries representing such Founder Holder Earnout Shares.

(f) To the extent any dividends or other distributions are paid or otherwise made by Holdco (including, without limitation, any Holdco Ordinary Shares, Holdco ADSs or other Equity Interests of Holdco distributed in connection with a share split, share dividend, or reclassification, or through merger, amalgamation, consolidation, recapitalization or other similar event) during the period in which the Founder Holder Earnout Shares are subject to the Earnout Restrictions, and the Founder Holders would have been entitled to such dividends or other distributions in respect of the Founder Holder Earnout Shares if such Founder Holder Earnout Shares were fully earned as of the record date for such dividends or other distributions, Holdco shall hold such portion of such dividends or other distributions in escrow or a segregated account for the benefit of the Founder Holders, and (i) in the event the Founder Holder Earnout Shares are earned in accordance with Section 6(c), such dividends or other distributions shall be released to the Founder Holders, on a Pro Rata Basis, at the time the Founder Holder Earnout Shares are earned in accordance with Section 6(c) or (ii) in the event the Founder Holder Earnout Shares are forfeited in accordance with Section 6(c), such dividends or other distributions shall be released to Holdco and may be otherwise available for distribution to the holders of the other Holdco Ordinary Shares and/or Holdco ADSs.

(g) For U.S. federal income tax purposes, each of the parties intends that (i) the VIH Share Recapitalization qualifies as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations thereunder, (ii) the VIH Merger qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder and (iii) the imposition of the Earnout Restrictions qualifies as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations thereunder.

Section 7 Lock-Up. Upon and subject to the Closing, except as provided in Section 3 herein, each of the Insiders and VIH hereby acknowledge and agree that Article III of the Investor Rights Agreement supersedes Sections 7(a) and 7(c) of that certain Letter Agreement, dated as of March 4, 2021, by and among VIH and the Insiders (the “Insider Letter”), and all other sections of the Insider Letter only to the extent such sections relate to Sections 7(a) and 7(c) of the Insider Letter, in all respects, and, upon execution of this Agreement and the Investor Rights Agreement by each of the Insiders, the Insider Letter shall be deemed amended to remove its Section 7(a) and 7(c), and all references related thereto.

Section 8 VIH No Solicitation; Confidentiality; Communications Plan; Access to Information; Binding Terms of BCA. Sponsor hereby acknowledges that it has read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors with respect thereto. In addition to Section 14 of this Agreement below, Sponsor shall be bound by and comply with Section 10.01 (Access and Information) and Section 10.06 (No Solicitation) of the BCA (and any relevant definitions contained in any such sections) as if Sponsor was an original signatory to the BCA with respect to such provisions, mutatis mutandis.

Section 9 Representations and Warranties of Each Party. Each party represents and warrants to the other parties as follows:

(a) Authorization, Etc. Such party has the power, authority and capacity to execute and deliver this Agreement and to perform such party’s obligations hereunder. This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject only to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Such party hereby further represents and warrants that: (i) if an entity, such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized; (ii) such party has the power to execute, deliver and perform this Agreement and the undersigned has the power to execute and deliver this Agreement on behalf of such party; (iii) such party has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and (iv) if an entity, the execution, delivery and performance of this Agreement by such party will not violate any provision of such party’s Organizational Documents. Such party has read and understood this Agreement, including the waiver of jury trial contained herein, has consulted, or had the opportunity to consult, with such party’s legal counsel or other advisors with respect thereto, has knowingly and voluntarily elected to sign and accept this Agreement, and has not relied upon any promise, statement, or representation that is not set forth explicitly herein in deciding to sign and accept this Agreement.

(b) No Conflict. The execution, delivery and performance by such party of this Agreement do not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such party, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or Governmental Authority, (iii) result in the creation of any encumbrance on any shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) conflict with or result in a breach of or constitute a default under any provision of such party’s Organizational Documents (if applicable) or, except as would materially impede, delay, interfere with or prevent the consummation of the transactions contemplated by this Agreement, any agreement to which such party is a party.

Section 10 Representations and Warranties of Founder Holders. Each Founder Holder represents and warrants to the VIH and Target Company as follows: each Founder Holder has good and valid title to and holds of record (free and clear of any Liens other than those arising under applicable securities laws or as would not otherwise restrict the performance of such Founder Holder’s obligations pursuant to this Agreement) the number, class and series of shares of VIH Ordinary Shares held by such Founder Holder as of the date of this Agreement.

Section 11 Termination. This Agreement shall immediately terminate, without any further action by the parties hereto, at the earlier of (a) the Closing and (b) such time, if at all, that the BCA is terminated in accordance with its terms; provided that if the Closing occurs, Section 6, Section 7, and Section 11 through Section 18 shall survive after the Closing.

Section 12 Assignment; Binding Effect. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this Section 12 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on VIH and the Insiders and their respective successors and assigns. Subject to the preceding sentence, this Agreement shall be binding upon each of the parties hereto, their respective heirs, estates, executors and personal representatives (if applicable) and their respective successors and assigns, and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

Section 13 Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the party against which such waiver is to be enforced. No waiver by any party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 14 Miscellaneous. Section 13.01 (Notices), Section 13.05 (Governing Law), Section 13.06 (Jurisdiction), Section 13.07 (Waiver of Jury Trial), Section 13.08 (Counterparts), Section 13.10 (Severability), Section 13.11 (Interpretation), Section 13.12 (Third Party Beneficiaries), Section 13.13 (Trust Account Waiver), Section 13.14 (Non-Recourse), and Section 13.15 (Specific Performance) of the BCA are hereby incorporated into this Agreement, mutatis mutandis, as though set out in their entirety in this Section 14.

Section 15 Headings. The headings used in this Agreement have been inserted for convenience or reference only and do not define or limit the provisions hereof.

Section 16 Extensions; No Waivers. At any time prior to the Closing, Holdco (on behalf of itself and Merger Sub), VIH, Target Company and each Insider, may, to the extent not prohibited by applicable Laws: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties made to the other parties hereto contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or in an email sent on behalf of such party. No failure or delay on the part of either party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party or in an email sent on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 17 Entire Agreement. This Agreement, together with the sections of the BCA referenced in Section 8 and Section 14, contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, all of which are merged herein. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation form or warrant or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith, except those expressly stated herein or therein.

Section 18 Capacity as Shareholder. Notwithstanding anything herein to the contrary, each Insider signs this Agreement solely in such Person’s capacity as a record owner of, or owner of interests representing the economic benefits of, issued shares of VIH, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of any Insider or any Affiliate, employee or designee of the Insider, or any of their respective Affiliates in his or her capacity, including as an officer or director of VIH or any other Person, in the exercise of his or her fiduciary duties as a director or officer of VIH or any other Person, and in the exercise of his or her duties as an elected public official. Without limiting the generality of the foregoing, VIH and the Target Company acknowledge that each Insider through separate platforms or Persons (including one or more other “special purpose acquisition companies”) (i) may now or in the future evaluate, invest in or do business with other target businesses or counterparties and (ii) are, in the ordinary course of business, engaged in the purchase and sale of securities or other assets. The execution of this Agreement shall not in any way restrict or preclude such activities, so long as such activities do not cause VIH to breach Section 10.06 (No Solicitation) of the BCA in any respect. No Insider shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement by any other Insider that is also a party hereto and each Insider shall solely be required to perform its obligations hereunder in its individual capacity.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first above written.

VIH:

VPC IMPACT ACQUISITION HOLDINGS II

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	Co-Chief Executive Officer

[Signature Page to Founder Holder Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first above written.

Target Company:

FINACCEL PTE. LTD.

By:	/s/Akshay Garg
Name:	Akshay Garg
Title:	Managing Director

[Signature Page to Founder Holder Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first above written.

FOUNDER HOLDER:

VPC IMPACT ACQUISITION HOLDINGS SPONSOR II, LLC

By:	Victory Park Management, LLC
Title:	Manager

By:	/s/Scott R. Zemnick
Name:	Scott R. Zemnick
Title:	Authorized Signatory

NOTICE INFORMATION:

Address:	Victory Park Management, LLC
c/o VPC Impact Acquisition Holdings II
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
Attention:	Scott Zemnick
Email:	szemnick@vpcadvisors.com

With a copy (which shall not constitute notice) to:

White & Case LLP 111 South Wacker Drive, Suite 5100 Chicago, IL 60606

Attn:	Raymond Bogenrief
James Hu
Email:	raymond.bogenrief@whitecase.com
james.hu@whitecase.com

[Signature Page to Founder Holder Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first above written.

FOUNDER HOLDER:

By:	/s/ Joseph Lieberman
Name:	Joseph Lieberman

NOTICE INFORMATION:

Address:

Email:

[Signature Page to Founder Holder Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first above written.

FOUNDER HOLDER:

By:	/s/Adrienne Harris
Name:	Adrienne Harris

NOTICE INFORMATION:

Address:

Email:

[Signature Page to Founder Holder Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first above written.

FOUNDER HOLDER:

By:	/s/ Kai Schmitz
Name:	Kai Schmitz

NOTICE INFORMATION:

Address:

Email:

[Signature Page to Founder Holder Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first above written.

By:	/s/Brendan Carroll
Name:	Brendan Carroll

By:	/s/John Martin
Name:	John Martin

By:	/s/Gordon Watson
Name:	Gordon Watson

By:	/Carly Altieri/
Name:	Carly Altieri

[Signature Page to Founder Holder Agreement]